Exhibit 99.1

Overstock.com Blockchain Subsidiary tZERO Signs Letter of Intent with GSR Capital for Security Token Investment of $160 Million

Investment from GSR in addition to $168 million in executed SAFEs from tZERO Secure Token Offering

SALT LAKE CITY, June 29, 2018 (GLOBE NEWSWIRE) — Overstock.com, Inc. (NASDAQ:OSTK) subsidiary tZERO, the global leader in blockchain innovation for capital markets, announced today that it has signed a letter of intent with GSR Capital for a purchase of $160 million in tZERO Security Tokens at a price of $10.00 per token, pursuant to the Simple Agreement for Future Equity (SAFE).

To accommodate the investment from GSR, tZERO’s Security Token Offering (STO) has been extended until August 6, 2018. In addition to the investment from GSR, as of June 28, 2018, tZERO has entered into executed SAFEs in excess of $168 million for Security Tokens, of which over $95 million has been already funded. Holders of unfunded SAFEs will be able to fund those SAFEs on a first-come, first-serve basis until the STO is completed. Approximately 1,000 people from 30 countries participated in the token sale.

“I want to thank our strategic investors again for their continued support, as well as the tZERO team for their ingenuity in making a preferred equity security token possible,” said Patrick M. Byrne, Overstock.com Founder and CEO, and Executive Chairman of tZERO. “Years ago we saw the world-shaking potential of blockchain, and since then we have been methodical in building tZERO into a company that will bring great efficiency and transparency to capital markets domestically and abroad. I truly believe what we are doing is historic and, while there is still much to be done, our success in this STO has given us the resources we need to see it through.”

This announcement follows tZERO’s recently-announced joint venture with BOX digital Markets to launch the industry’s first regulated security token exchange, which will be funded by a portion of the STO investments. Additional funds may be used to increase tZERO’s personnel, and to allow for further international expansion in the future.

tZERO CEO Saum Noursalehi said, “We are overwhelmed by the support we have received from all of our investors, and thrilled to have GSR on our team as we seek to launch the world’s first security token exchange. This investment from GSR further validates tZERO’s strategy to introduce blockchain to capital markets, and this partnership will accelerate our global expansion efforts.”

About Overstock.com

Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform: OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, décor, rugs, bedding, and home improvement. In addition to home goods, Overstock.com offers a variety of products including jewelry, electronics, apparel, and more, as well as a marketplace providing customers access to millions of products from third-party sellers. Additional stores include Pet Adoptions and Worldstock.com dedicated to selling artisan-crafted products from around the world. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock regularly posts information about the company and other related matters under Investor Relations on its website, http://www.overstock.com.

About tZERO

t0.com, Inc. (“tZERO”) is a majority owned subsidiary of Overstock.com, focusing on the development and commercialization of financial technology (FinTech) based on cryptographically-secured, decentralized ledgers — more commonly known as blockchain technologies. Since its inception, tZERO has pioneered the effort to bring greater efficiency and transparency to capital markets through the integration of blockchain technology.

About GSR Capital

GSR was founded in 2004 by Sonny Wu and Richard Lim. Today, “GSR Ventures”, “GSR United Capital” and “GSR Capital” are three independent yet complementary teams set up by the partners in 2016 with the aim of sector leadership and going global with unique investment strategies and resources. GSR Capital has offices in Beijing, Hong Kong and the USA.

Forward-Looking Statements

This Press Release contains forward-looking statements, including statements relating to tZERO’s business. Other statements in this press release that include words such as “anticipate,” “may,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “forecasts,” “project,” and other similar expressions, also are forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on tZERO. Such forward-looking statements are not guarantees of future performance. Various factors could affect tZERO’s actual results and could cause such results to differ materially from estimates or expectations reflected in forward-looking statements, including factors relating to legal and regulatory developments, applications and/or interpretations of existing legal and regulatory requirements, technological developments and/or difficulties, general economic conditions, conditions in the capital markets and cryptocurrency markets, changes in investor confidence regarding tZERO’s ability to successfully operate its business and develop a trading system for security tokens, and other important factors. tZERO expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectation with regard thereto or any change in events, conditions, or circumstances on which any such statement is based. This press release is neither an offer to sell, nor a solicitation of an offer to buy, any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-Q for the quarter ended March 31, 2018, which was filed with the SEC on May 8, 2018, and any subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.

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